EXHIBIT 10.14
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is made and entered into on this ___ day of ____________ effective as of _____________ by and between Schottenstein Realty Trust, Inc., a Maryland corporation (the “Company”), and Tod H. Friedman (hereinafter, the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive is currently employed as the Executive Vice-President General Counsel of the Company;
     WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and its Subsidiaries (as defined below), their policies, methods and personnel;
     WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions under which the Executive’s employment with the Company may be terminated and the rights and obligations of the parties hereunder if the Executive’s employment with the Company terminates; and
     WHEREAS, the Company and the Executive also have agreed that the Executive shall be subject to restrictive covenants during his employment with the Company and its Subsidiaries and for specified periods thereafter, and wish to set forth the terms and conditions thereof in writing.
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:
     1. Termination.
          (a) General. The Executive’s Continuous Service shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s Continuous Service for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, such termination will be deemed to constitute, without any further action required by any party, the Executive’s resignation from (y) any officer or employee position the Executive has with the Company or its Subsidiaries and (z) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company or its Subsidiaries. The Executive agrees that this Section 1 shall serve as written notice of resignation in this circumstance and that he will execute any other documents relating to any positions the Executive may hold with respect to the Company or any of its Subsidiaries as of the Termination Date, as the Company or any of its Subsidiaries may reasonably request.

          (b) Termination By Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive’s Continuous Service for Cause. In no event shall a termination of the Executive’s Continuous Service for Cause occur pursuant to Sections 1(h)(ii)(B), (G), (H) or (I) unless the Company gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time, but not more than thirty (30) days after the Company’s written notice. In the event that the Executive’s Continuous Service is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations, payable on the first regular payday following the Termination Date, or in the case of any benefits payable under any employee benefit plans, on the date on which they are payable under those plans.
          (c) Disability or Death. The Company shall have the option, in accordance with applicable law, to terminate the Executive’s Continuous Service upon the occurrence of the Executive’s Disability. In the event that the Executive’s Continuous Service is terminated due to the Executive’s Disability or due to the Executive’s death, the Executive, or the Executive’s estate in the event of the Executive’s death, shall be entitled to:
               (i) the Accrued Obligations, payable on the first regular payday following the Termination Date, or in the case of any benefits payable under any employee benefit plans, on the date on which they are payable under those plans;
               (ii) the Termination Year Bonus, payable within 2-1/2 months after the last day of the applicable period for which an annual incentive bonus is payable (a “Bonus Period”) in which the Termination Date occurs;
               (iii) full and immediate vesting of all outstanding Equity Awards held by the Executive on the Termination Date; provided, however, that with respect to the vesting of any Equity Awards that is based upon satisfaction of any performance criteria, vesting shall be determined as if the target goals that relate to such criteria had been achieved; and
               (iv) continuation of the health benefits provided to Executive and his covered dependents under the Company health plans as in effect from time to time after the date on which the Executive’s Continuous Service terminates (the “Termination Date”) at the same cost applicable to active employees until the earlier of: (A) the expiration of the one (1) year period following the Termination Date, or (B) the date the Executive is eligible for health insurance benefits under a plan maintained by any employer with whom the Executive may be employed following the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time (“COBRA”).
          (d) Termination by the Company Without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s Continuous Service at any time without Cause by written notice to the Executive, and the Executive may terminate his Continuous Service for Good Reason immediately upon written notice to the Company. In the event that the Executive’s Continuous Service is terminated by the Company without Cause

(other than due to the Executive’s death or Disability), or the Executive terminates his Continuous Service for Good Reason, the Executive shall be entitled to:
               (i) the Accrued Obligations, payable on the first regular payday following the Termination Date, or in the case of any benefits payable under any employee benefit plans, on the date on which they are payable under those plans;
               (ii) the Termination Year Bonus, payable within 2-1/2 months after the last day of the applicable Bonus Period in which the Termination Date occurs;
               (iii) the Severance Amount, payable in equal installments consistent with the Company’s normal payroll schedule during the two (2) year period following the Termination Date (the “Severance Period”);
               (iv) full and immediate vesting of all outstanding Equity Awards held by the Executive on the Termination Date; provided, however, that with respect to the vesting of any Equity Awards that is based upon satisfaction of any performance criteria, vesting shall be determined as if the target goals that relate to such criteria had been achieved; provided further, however, that if the vesting of any such award is conditioned upon satisfaction of performance criteria required in order for the award to be exempt from the deduction limitations set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Committee has indicated at the time the award is made that it intends that the award so qualify, then the vesting of that award shall continue to be subject to satisfaction of that performance criteria; and
               (v) continuation of the health benefits provided to Executive and his covered dependents under the Company health plans as in effect from time to time after the Termination Date at the same cost applicable to active employees until the earlier of: (A) the expiration of the one (1) year period following the Termination Date, or (B) the date the Executive is eligible for health insurance benefits under a plan maintained by any employer with whom the Executive may be employed following the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.
          (e) Termination by the Executive Without Good Reason. The Executive may terminate his Continuous Service without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of the Executive’s Continuous Service by the Executive under this Section 1(e), the Executive shall be entitled only to the Accrued Obligations, payable on the first regular payday following the Termination Date, or in the case of any benefits payable under any employee benefit plans, on the date on which they are payable under those plans. In the event of termination of the Executive’s Continuous Service under this Section 1(e), the Company may, in its sole and absolute discretion, by written notice, accelerate such Termination Date to any date after the date on which the Executive has provided notice pursuant to this Section 1(e) and such termination shall not be treated as a termination without Good Reason.

          (f) Change in Control of the Company. If, during the one (1) year period commencing on the date of a Change in Control, the Executive’s Continuous Service is terminated by the Executive for Good Reason, or on account of the Executive’s death or Disability, or the Executive’s Continuous Service is terminated by the Company without Cause, then in lieu of any amounts otherwise payable under this Section 1 hereof, the Executive shall be entitled to:
               (i) the Accrued Obligations, payable on the first regular payday following the Termination Date, or in the case of any benefits payable under any employee benefit plans, on the date on which they are payable under those plans;
               (ii) the Termination Year Bonus, payable within 2-1/2 months after the last day of the applicable Bonus Period in which the Termination Date occurs;
               (iii) the Severance Amount, payable as a lump sum at the earliest time permitted under Section 2; provided, however, that if the Change in Control does not fall within the definition of a change in control under Section 409A(a)(2)(A)(v) of the Code, then if and to the extent necessary to comply with Section 409A of the Code, the Severance Amount shall be payable in equal installments consistent with the Company’s normal payroll schedule during the two (2) year period following the Termination Date, or on such earlier date as shall be permissible without violating Section 409A of the Code;
               (iv) full and immediate vesting of all outstanding Equity Awards held by the Executive on the Termination Date; provided, however, that with respect to the vesting of any Equity Awards that is based upon satisfaction of any performance criteria, vesting shall be determined as if the target goals that relate to such criteria had been achieved; and
               (v) continuation of the health benefits provided to Executive and his covered dependents under the Company health plans as in effect from time to time after the Termination Date at the same cost applicable to active employees until the earlier of: (A) the expiration of the one (1) year period following the Termination Date, or (B) the date the Executive is eligible for health insurance benefits under a plan maintained by any employer with who the Executive may be employed following the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.
          (g) Intentionally Omitted.
          (h) Definitions. For purposes of this Section 1, the following terms shall have the following meanings:
               (i) “Accrued Obligations” means:
                    (A) all accrued but unpaid annual base salary, as it may be increased or decreased at any time or from time to time (“Base Salary”) through the Termination Date;

                    (B) any unpaid or unreimbursed expenses incurred in accordance with Company policy and/or the terms of any employment or other agreement entered into between the Company or its Subsidiaries and the Executive, to the extent incurred during the Executive’s Continuous Service;
                    (C) any accrued but unpaid benefits provided under employee benefit plans of the Company and/or its Subsidiaries, subject to and in accordance with the terms of those plans;
                    (D) any accrued but unpaid vacation pay, to the extent payable under the vacation policies of the Company and/or its Subsidiaries for its senior executives;
                    (E) any earned but unpaid bonus with respect to any completed fiscal year or other period over which bonuses are determined that has ended on or prior to the Termination Date; and
                    (F) rights to indemnification by virtue of the Executive’s position as an officer or a director of the Company or its Subsidiaries (a “Director”) of the Company or its Subsidiaries and the benefits under any Directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries, in accordance with its terms thereof.
               (ii) “Cause” means (A) engaging in (1) willful or gross misconduct or (2) willful or gross neglect, in either case, resulting in material economic harm to the Company or its Subsidiaries, (B) failing to adhere to the proper directions of superiors or the Board of Directors of the Company (the “Board”) or the written policies and practices of the Company or its Subsidiaries, (C) the conviction of the Executive (or a plea of nolo contendre) to a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its Subsidiaries, (D) fraud, misappropriation or embezzlement of any funds or other assets of the Company or any of its Subsidiaries or other acts deemed by the compensation committee appointed by the Board in the good faith exercise of its sole discretion to be an act of dishonesty in respect to the Company or its Subsidiaries, (E) material violation of any statutory or common law duty of loyalty to the Company or its Subsidiaries, (F) a material breach of any of the Restrictive Covenants contained in Section 5 of this Agreement or any other agreement between the Executive and the Company or its Subsidiaries (subject to any cure period therein provided), (G) willfully refusing to perform or substantially disregarding the duties properly assigned to the Executive by the Company or its Subsidiaries (other than as a result of Disability), (H) any significant activities materially harmful to the reputation of the Company or its Subsidiaries, or (I) the failure to devote substantially all of the Executive’s business time and efforts to the Company or any Subsidiary if required by this Agreement or any employment, severance or other similar agreement between the Executive and the Company or any Subsidiary.
               (iii) “Change in Control” means the happening of any of the following:

                    (A) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and with respect to the Executive, the Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of either (1) the combined voting power of the Company’s then outstanding securities or (2) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering of the Company’s common stock, par value $.01 per share, either currently existing or authorized hereafter (“Common Stock”) under the Securities Act of 1933, as amended (the “Securities Act”); or
                    (B) any consolidation, merger or statutory share exchange of the Company where the stockholders of the Company, immediately prior to the consolidation, merger or statutory share exchange, would not, immediately after the consolidation, merger or statutory share exchange, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation, merger or statutory share exchange (or of its ultimate parent corporation, if any); or
                    (C) there shall occur (1) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (2) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;
                    (D) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by the Company’s stockholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director; or
                    (E) the Continuous Service of Jay Schottenstein and Joseph Schottenstein is terminated by the Company without Cause (other than by reason of death or Disability), or by Jay Schottenstein and Joseph Schottenstein for Good Reason.

     Notwithstanding the foregoing, any direct or indirect acquisition of the Beneficial Ownership (as defined in Rule 13(d)(3) of the Exchange Act) of Common Stock by Jay Schottenstein, his spouse and/or lineal descendants, will not be treated as an acquisition of stock of the Company for purposes of this Section 1(h)(iii). In addition. no event or condition shall constitute a Change in Control to the extent that, if it were, an additional tax would be imposed upon or with respect to any amounts payable pursuant to this Agreement under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such additional tax.
               (iv) “Continuous Service” means the continuous service to the Company and/or its Subsidiaries, without interruption or termination, in any capacity of an officer, member of the Board, key employee, consultant or adviser of the Company or its Subsidiaries. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.
               (v) “Disability” means the Executive’s inability, or failure, to perform the essential functions of his or her position, with or without reasonable accommodation, for any period of ninety (90) consecutive days or one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
               (vi) “Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, LTIP Units (as defined in the 2011 Incentive Compensation Plan, as it may from time to time be amended (the “2011 Incentive Compensation Plan”)) or other equity based awards granted by the Company or its Subsidiaries to the Executive, including, without limitation, any such awards granted to the Executive under the 2011 Incentive Compensation Plan.
               (vii) “Good Reason” means the occurrence of any of the following: (A) a material diminution in the Executive’s base compensation; (B) a material diminution in the Executive’s authority, duties, or responsibilities; (C) a material change in the geographic location at which the Executive must perform services for the Company or its Subsidiaries; or (D) any other action or inaction that constitutes a material breach by the Company or its Subsidiaries of its obligations with respect to the Executive’s employment with the Company or its Subsidiaries. For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of Continuous Service for Good Reason occurs within six (6) months following the initial existence of one of the conditions specified in clauses (A) through (D) above, the Executive provides the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.
               (viii) “Severance Amount” means an amount equal to two (2) times the sum of the Executive’s (A) annual Base Salary as in effect immediately prior to the Termination Date, (B) Average Annual Bonus, and (C) the Average Equity Award Value. The following defined terms shall be used for purposes of determining the Severance Amount:

                    (1) “Annual Bonus” means for any given year, (A) the amount of any bonus measured in cash earned by the Executive for Continuous Service over a period of one year or less within that year, and (B) the portion of any bonus measured in cash earned by the Executive for Continuous Service over a period of more than one year that is allocable on a pro-rata basis to that year (based upon the number of days in the bonus period included in that year compared to the total number of days in that bonus period), all or a portion of which is included in that year, in each case, payable by the Company or any of its Subsidiaries to the Executive, regardless of whether the amount of such bonus is paid on a current basis or is deferred, and regardless of the form in which such bonus is payable.
                    (2) “Average Annual Bonus” means the average of the aggregate values of all Annual Bonuses earned by the Executive in each of the most recent three (3) completed fiscal years of the Company ending on or before the Termination Date during which the Executive was in Continuous Service for the entire fiscal year. If the Termination Date occurs before the Executive has completed three (3) fiscal years of Continuous Service, Average Annual Bonus shall mean the average of the aggregate values of all Annual Bonuses earned by the Executive in each fiscal year during which the Executive was in Continuous Service for the entire fiscal year. If the Termination Date occurs before the Executive has completed an entire fiscal year of Continuous Service, Average Annual Bonus shall mean the value of the target annual incentive bonus established by the compensation committee appointed by the Board for the fiscal year in which the Termination Date occurs.
                    (3) “Eligible Equity Award” means an Equity Award that is not part of the Executive’s Annual Bonus but constitutes a component of a given year’s annual compensation package for the Executive, other than any grants of LTIP Units (as defined in the 2011 Incentive Compensation Plan), any grants designated by the Company as “founders’ grants”, or any isolated, one-off or non-recurring grant outside of the Executive’s annual compensation package. If, however, a grant of an equity-based award is made and is intended to serve as an equity-based award providing compensation for more than one year (e.g. a mega-grant intended to serve in lieu of equity-based awards in subsequent years), then a pro-rata portion (based upon the number of years for which the award is made) of the award shall be treated as an Eligible Equity Award in each of the years for which the award is made.
                    (4) “Average Equity Award Value” means the average of the aggregate Equity Award Values of all of the Eligible Equity Awards granted to the Executive in each of the most recent three (3) completed fiscal years of the Company ending on or before the Termination Date during which the Executive was in Continuous Service for the entire fiscal year. If the Termination Date occurs before the Executive has completed three (3) fiscal years of Continuous Service, Average Equity Award Value shall mean the average of the aggregate Equity Award Values of all of the Eligible Equity Awards granted to the Executive in each fiscal year during which the Executive was in Continuous Service for the entire fiscal year. If the Termination Date occurs before the Executive has completed an entire fiscal year of Continuous Service, Average Equity Award Value shall mean the value of the target Equity Award Value established by the compensation committee appointed by the Board for Eligible Equity Awards for the fiscal year in which the Termination Date occurs.
                    (5) “Equity Award Value” means

                    (i) with respect to incentive stock options, non-qualified stock options, or stock appreciation rights or any other equity-based awards based upon something less than the full value of a share of Common Stock, the fair value of the award on the date on which the award was granted, as computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (or any successor accounting standard); or
                    (ii) with respect to any equity-based awards other than those referenced in Section 1(h)(viii)(5)(i) above, the product of (1) the number of shares of Common Stock, or units convertible into full shares of Common Stock, subject to the award, times (2) the Fair Market Value of a share of Common Stock on the date the award is granted, as determined under the 2011 Incentive Compensation Plan (or any other incentive plan maintained by the Company pursuant to which the award is granted).
               (ix) “Subsidiary” means any corporation (other than the Company), partnership or other entity of which at least 50% of the economic interest in the equity or voting power is owned (directly or indirectly) by the Company.
               (x) “Termination Year Bonus” means a pro rata portion (based upon the period ending on the Termination Date) of the incentive bonus that would have been payable to the Executive for the applicable Bonus Period in which the Termination Date occurs if he was in Continuous Service for the entire Bonus Period.
     2. Release. Any payments or benefits due to the Executive under Section 1 (other than the Accrued Obligations) shall be conditioned upon the Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request) that becomes irrevocable within sixty (60) days of the Termination Date. Any payments or benefits due to the Executive under Section 1 (other than the Accrued Obligations) shall be forfeited if the Executive fails to execute a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request) that becomes irrevocable within sixty (60) days after the Termination Date. If the foregoing release is executed and delivered and no longer subject to revocation within sixty (60) days after the Termination Date, then the following shall apply:
          (a) To the extent any payments or benefits due to the Executive under Section 1 (other than the Accrued Obligations) are not “deferred compensation” for purposes of Section 409A of the Code, then such payments or benefits shall commence upon the first scheduled payment date (or in the case of a lump sum payment of any Severance Amount, on the first regular pay day) immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.

          (b) To the extent any payments or benefits due to the Executive under Section 1 (other than the Accrued Obligations) are “deferred compensation” for purposes of Section 409A of the Code, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.
     The Company may provide, in its sole discretion, that the Executive may continue to participate in any benefits delayed pursuant to this Section 2 during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 2, the Company shall reimburse the Executive for the Company’s share of the cost of such benefits, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to the Executive, in each case had such benefits commenced immediately upon the Executive’s Termination Date. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.
     3. Potential Section 280G Reductions.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company or any Subsidiary to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on the Executive (the “Net After-Tax Amount”) that the Executive would receive would be increased if the Agreement Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
          (b) Subject to the provisions of this Section 3(b), all determinations required to be made under this Section 3, including the Net After-Tax Amount, the Reduction Amount and the Payments that are to be reduced pursuant to Section 3(a) and the assumptions to be utilized in arriving at such determinations, shall be made by PricewaterhouseCoopers, LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from

Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) only from Payments that are required to be made in cash, (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
     4. Other Provisions Relating to Termination.
          (a) Cooperation. Following the Termination Date, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his Continuous Service. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 4(a) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 4(a).
          (b) Return of Company Property. Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in his rolodex, palm pilot, PDA or similar device).
          (c) Compliance with Section 409A.
               (i) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).
               (ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s Continuous Service shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.
               (iii) 6 Month Delay for Specified Employees.
                    (A) If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
                    (B) For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.
               (iv) No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
               (v) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
               (vi) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
     5. Restrictive Covenants.
          (a) Performance of Duties. At all times during the Executive’s Continuous Service, the Executive shall faithfully and diligently perform all services as may be assigned to him or her by the Chief Executive Officer (the “CEO”) or the President of the Company (if someone other than the Executive) or the Board (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the CEO or the President or the Board. The Executive shall devote his full business time, attention and efforts to the performance of his duties, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Executive’s Continuous Service, including, without limitation, any activity that (i) conflicts with the interests of the Company or its Subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company or its Subsidiaries, or (iii) interferes with the exercise of his judgment in the best interests of the Company and its Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on corporate, civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.
          (b) Non-competition. At all times during the Executive’s Continuous Service and either (i) the two (2) year period immediately following the Termination Date if the Company terminates the Executive’s Continuous Service with or without Cause or the Executive terminates his Continuous Service for Good Reason or Disability, or (ii) the one (1) year period immediately following the Termination Date if the Executive terminates his Continuous Service without Good Reason (the “Restricted Period”), the Executive shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in the administration, management, ownership, operation, acquisition, development and/or re-development of high quality power/big box, community and neighborhood shopping centers, predominantly anchored by national retailers, in major population centers anywhere in the United States (“Competitive Activity”), or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Executive’s ownership of Common Stock of the Company or an equity interest in any Subsidiary, or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Exchange Act, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than three percent (3%) of any class of capital stock of such corporation.
          (c) Nonsolicitation of Employees and Certain Other Third Parties. At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Company or its Subsidiaries, unless such employee, consultant or independent contractor has not been employed or engaged by the Company for a period in excess of six (6) months, provided, however, that the foregoing shall not be violated by general advertising not targeted at employees of the Company and its Subsidiaries (or any other entity directly or indirectly controlled by such entities) nor by serving as a reference upon request, and/or (ii) call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company or any of its Subsidiaries on behalf of any person or entity in connection with any Competitive Activity, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any of its Subsidiaries with such customers or clients, other than in connection with the performance of the Executive’s duties to the Company or its Subsidiaries, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any of its Subsidiaries does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or any of its Subsidiaries or to engage in any Competitive Activity on its own or with any competitor of the Company or any of its Subsidiaries.
          (d) Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or any of its Subsidiaries or for the benefit of any other person, firm, corporation, partnership, association, or other entity, or misuse in any way, any and all trade secrets or other information about the Company or any of its Subsidiaries or their respective businesses disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any of its Subsidiaries (including all other information conceived, originated, discovered or developed by the Executive and all other information acquired by the Company or any of its Subsidiaries from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), including, without any limitation, inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, components of intellectual property, unique designs or other technology, product plans, business plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, financial statements, financial projections, listings and contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to the Company or any of its Subsidiaries or their respective businesses (“Confidential Information”). Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company or any of its Subsidiaries shall be deemed a valuable, special and unique asset of the Company and its Subsidiaries that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company and its

Subsidiaries with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties to the Company and its Subsidiaries or to the extent required by law. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information. The Executive shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.
          (e) Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Executive’s Continuous Service either during the course of performing work for the Company or its Subsidiaries, or their clients, or which are related in any manner to the business (commercial or experimental) of the Company or its Subsidiaries or their clients (collectively, the “Work Product”), shall belong exclusively to the Company and its Subsidiaries and shall, to the extent possible, be considered a work made by the Executive for hire for the Company and its Subsidiaries within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company and its Subsidiaries, the Executive agrees to assign, and does hereby automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.
          (f) Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company or its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and its Subsidiaries and shall be returned immediately to the Company on termination of the Executive’s Continuous Service hereunder or on the Company’s request at any time.
          (g) Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 5 (including without limitation the length of the term of the provisions of this Section 5) are reasonably necessary to protect the legitimate business interests of the Company and its Subsidiaries, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive is in consideration for all of the duties and obligations of the Executive to the Company and its Subsidiaries, including the restrictive covenants contained in this Section 5, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 5 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of the Executive and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company and its Subsidiaries is such as would cause the Company and its Subsidiaries serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its Subsidiaries in violation of the terms of this Section 5. The Executive further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Section 5, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) seek temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 5(j) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its Subsidiaries, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 5.
          (h) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 5 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 5 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.
          (i) Extension of Time. If the Executive shall be in violation of any provision of this Section 5, then each time limitation set forth in this Section 5 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company or any its Subsidiaries seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 5 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.
          (j) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 5 of this Agreement will cause irreparable harm and damage to the Company and its Subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company and its Subsidiaries shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 5 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.
     6. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.
     7. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
     8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio, without regard to principles of conflict of laws.
     9. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Columbus, Ohio, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, be brought in the courts of record of the State of Ohio in Franklin County or the court of the United States, Southern District of Ohio; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.
     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.
     11. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s Continuous Service hereunder, including without limitation, the Company’s obligations under Section 1 and the Executive’s obligations under

Section 5 above, to the extent necessary to the intended preservation of such rights and obligations.
     12. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Schottenstein Realty Trust, Inc., 4300 East Fifth Avenue, Columbus, Ohio 43219, Attention: President and General Counsel, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.
     13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.
     14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.
     15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
     16. Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.
     17. Waiver of Jury Trial. The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.
     18. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     19. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company and its Subsidiaries and the Executive and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Schottenstein Realty Trust, Inc., a Maryland corporation

By:
Name:
Title:

EXECUTIVE:

Tod H. Friedman

EXHIBIT A
FORM OF RELEASE
GENERAL RELEASE OF CLAIMS
     1. _______________ (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 1 of the Employment Agreement to which this release is attached as Exhibit A (the “Agreement”), does hereby release and forever discharge _____________________ (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and their current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (ii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (iv) any rights as a holder of equity securities of the Company, and (v) any rights Executive may have to receive payments or benefits under the Agreement.
     2. Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

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     3. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.
     4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Maryland applicable to contracts made and to be performed entirely within such State.
     5. Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.
     6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

____________, 20__

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